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                            ASSET PURCHASE AGREEMENT

                                  by and among

                         S. L. DANIELLE ACQUISITION, LLC

                                    as Buyer

                                       and

                              S. L. DANIELLE, INC.

                                    as Seller



                             Dated November 27, 2002

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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated as of November 27, 2002 (this "Agreement") by and among S. L. DANIELLE ACQUISITION, LLC (the "Buyer"), a New York limited liability company and a wholly-owned subsidiary of Bernard Chaus, Inc., and S.
L. DANIELLE, INC., a New York corporation (the "Seller") (Buyer and Seller are each hereinafter individually referred to as a "Party" and collectively as the "Parties").

                              W I T N E S S E T H:

     WHEREAS, the Seller is engaged in the business of designing, arranging for the manufacture of, marketing and selling of a women's clothing apparel line, principally under private labels (the "Business");

     WHEREAS, Robert Flug ("Flug") is the sole shareholder of the Seller and the Seller is wholly-owned and controlled by Flug;

     WHEREAS, Bernard Chaus, Inc., a New York corporation ("Chaus") is the sole shareholder of the Buyer and the Buyer is wholly-owned and controlled by Chaus;

     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer, the Transferred Assets (as hereinafter defined) of the Seller comprising the Business, as more particularly described herein, in consideration for the payments from the Buyer as set forth herein;

     WHEREAS, the Buyer does not intend to assume any liabilities of the Seller of any nature whatsoever (other than as specifically set forth herein), whether related to the Business, the Transferred Assets or otherwise; and

     WHEREAS, to induce the Buyer to proceed with the transactions described in this Agreement, Seller and Flug are prepared to make certain representations, warranties and covenants to Buyer, and to provide certain rights of indemnification to Buyer; and

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE I.
                     PURCHASE AND SALE OF TRANSFERRED ASSETS
                          AND ASSUMPTION OF LIABILITIES

     Section 1.1. Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, transfer, convey, assign and deliver free and clear of Encumbrances (other than Permitted Liens) to Buyer, and Buyer shall purchase, acquire and accept from Seller on the Closing Date (as defined herein), all of the Seller's right, title and interest in and to all of the assets, properties, contracts, rights and choses


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in action, whether tangible or intangible, as specified below, whether accrued, contingent or otherwise, and wherever located, that are used or held for use in connection with the Business, as the same may exist on the Closing Date (as defined herein) (collectively, the "Transferred Assets"):

         (a) all inventories, consisting of raw materials, work in process and finished goods, supplies and similar tangible assets of the Seller related to the Business, which are set forth in Schedule 1.1(a);

         (b) all right, title and interest of the Seller in and to the customer purchase orders of Seller relating to the Business entered into or issued prior to the Closing Date, including those which are listed on Schedule 1.1(b), (the "Assumed Purchase Orders"), provided, however, that those certain unconfirmed orders, as set forth on Schedule 1.1(b)(1) (the "Unconfirmed Orders") shall be deemed Assumed Purchase Orders for all purposes of this Agreement;

         (c) all notes and trade and other accounts receivable arising from goods shipped by Seller on and after September 1, 2002 (except those certain goods shipped between September 1, 2002 and September 10, 2002 as set forth in Schedule 1.1(x)), including those which are listed on Schedule 1.1(c) (the "Assigned Receivables");

         (d) all advance payments, rights of offset of Seller, claims for refund of Seller and unused advances of any kind relating to the Assumed Purchase Orders, the Assigned Receivables and the Seller's Inventory Investment;

         (e) the corporate name of the Seller and all names under which the Seller is doing business or has conducted business, including but not limited to those which are specified on Schedule 1.1(e);

         (f) all patents, trade secrets, trademarks, inventions, processes, procedures, research records, market surveys, copyrights, servicemarks, trade names and know-how and other intellectual property relating to the Business ("Intellectual Property"), wherever located, of the Seller and all registrations and applications for registrations of any of the foregoing, and all claims against third parties for infringement of the Intellectual Property rights;

         (g) the unused brochures, literature, advertising, catalogues, photographs, display materials, media materials, packaging materials and other similar items which have been produced by or for the Seller listed on
     Schedule 1.1(g);

         (h) the equipment used by Seller in the Business as listed on Schedule 1.1(h);

         (i) all customer lists and customer records in any form (and all software related to any such customer records, to the extent transferable), whether of past or present customers or potential future customers, of the Business;


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         (j) such manufacturers' guarantees and warranties, if any, relating to the Business as may be in force at the Closing Date in favor of the Seller and the benefit of any claims against such manufacturers relating to the Business (including without limitation any claim for breach of the manufacturers' guarantees and warranties);

         (k) all goodwill of the Seller in the Business ("Goodwill");

         (l) all books, records, manuals, standard operating procedures, correspondence, customer relation information and any other confidential or proprietary information pertaining to the Business;

         (m) all certifications, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other similar permits or rights, if any, obtained from any Governmental Entity or professional or trade organization utilized in operating the Business and all pending applications therefor.

     Anything to the contrary in Section 1.1 notwithstanding, the Transferred Assets shall exclude and the Buyer is not purchasing (i) the rights which accrue to the Seller under this Agreement, (ii) the assets of Seller and Flug that are not used or held for use by Seller in connection with the Business, (iii) the accounts receivable of Seller arising from all goods shipped prior to September 1, 2002, as well as those certain goods shipped between September 1, 2002 and September 10, 2002, as are set forth on Schedule 1.1(x), including reversals of any chargebacks, allowances or deductions previously taken by any customers with respect to the receivables referred to in this clause (iii), (iv) cash or cash equivalents, property and equipment, deposits or refunds due, other than in connection with the Assigned Accounts Receivable, Assumed Purchase Orders and the Seller's Inventory Investment, (v) the inventory not underlying any Assumed Purchase Orders, as set forth in Schedule 1.1(y), provided however, that Seller, if it so elects, shall be entitled (but not obligated) to sell same for Seller's sole account, using the services, including assistance with collections of accounts receivables, and brand names of Buyer and Chaus, provided, further, however, that Buyer shall be reimbursed for its out-of-pocket expenses in connection with this clause (v) and use of its services and brand names shall be subject to Buyer's consent or (vi) the assets set forth in Schedule 1.1(z) hereof (collectively, the "Excluded Assets").

     Section 1.2.  Assumption of Liabilities; Excluded Liabilities.

         (a) Subject to the terms and conditions of this Agreement, the Buyer agrees to assume, pay and perform when due only the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):
     (i) all obligations to fulfill the Assumed Purchase Orders listed on
     Schedule 1.2(a)(i) in accordance with their terms, provided such Assumed Purchase Orders have not been fulfilled prior to the Closing Date, for the period from and after September 1, 2002 (except for those certain goods shipped between September 1, 2002 and September 10, 2002, that are included in Schedule 1.1(x)), including, without limitation, claims made as to a damaged, deficient or incorrect shipment in connection with such Assumed Purchase Orders and (ii) all obligations incurred


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     in connection with the Business to those vendors listed on Schedule
     1.2(a)(ii) (the "Assumed Vendor Obligations"); and (iii) all obligations to vendors in respect of commitments for raw materials and labor necessary to fulfill the Assumed Purchase Orders as to which Seller has not yet received an invoice to the extent such obligations are evidenced by a purchase order and set forth on a schedule to be agreed upon by Buyer and Seller within 14 days after the Closing Date. For the avoidance of doubt the only Vendor obligations of Seller assumed by Buyer are those set forth in Schedule 1.2(a)(ii) and those obligations as to which Seller has not yet received an invoice which shall be agreed upon and scheduled within 14 days after the Closing Date as set forth above. Seller shall satisfy all remaining Vendors out of the Purchase Price. Without limitation of the foregoing, the Buyer is not assuming any obligation (i) that is not transferred to Buyer as part of the Transferred Assets, (ii) that related to any breach or default (or an event which might, with the passing of time or the giving of notice, or both, constitute a default) under any such Assumed Purchase Order arising out of or relating to periods on or prior to the Closing Date, or (iii) that relates to any indemnity, defense or hold harmless provision or agreement for occurrences prior to the Closing Date.

         (b) It is expressly agreed and understood that Buyer shall not assume or be bound by any liabilities of the Seller, Flug or the Business of any kind or nature, known, unknown, accrued, absolute, contingent, recorded or unrecorded or otherwise, whether now existing or hereafter arising (the "Excluded Liabilities") other than those set forth on Schedules 1.2(a)(i) and 1.2(a)(ii). Without limitation of the foregoing, Buyer is not assuming any: (a) claims of patent infringement or other infringement of Intellectual Property, (b) liability for any Taxes (as defined herein) of Seller or Flug, (c) liability for any Taxes of any other Person (other than Seller or Flug) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (d) liability or obligations under Benefit Plans (as defined herein), (e) liabilities or obligations incurred on behalf or owed to any employees or former employees of Seller, (f) liabilities or obligations relating to claims of any employee for wrongful discharge, sexual or other harassment, discrimination, equal opportunity, unfair labor practice or a violation of any agreement in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing prior to or on the Closing Date, (g) any Indebtedness, as defined herein, of Seller or Flug, (h) liabilities or obligations for fees and expenses with respect to this Agreement or any of the transactions contemplated hereunder including, without limitation, legal and accounting fees, (i) liabilities or obligations incurred by Seller or Flug, as the case may be, which violate or breach any representation, warranty, covenant or agreement of Seller or Flug included herein or made in connection herewith, (j) liabilities with respect to status and activities of Seller and Flug and any of their officers, directors, employees, agents or affiliates, (k) liabilities or obligations with respect to any and all outstanding accounts payable as of the Closing Date, (l) all liabilities and obligations to the extent they relate to the Excluded Assets, (m) all liabilities for any actions, judgments, fines, losses,


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     claims, damages or amounts in settlement arising from or in connection with or on the basis of events, acts, omissions, conditions, or any other state of facts occurring or existing prior to or on the Closing Date, (n) liabilities or obligations arising from the operations of the Seller or the Business prior to the Closing Date, or (o) any other liabilities or obligations that are not Assumed Liabilities. All responsibility with respect to the Excluded Liabilities shall remain with the Seller and Flug. The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under any arrangements or understanding with Buyer, Seller or Flug or any of their respective affiliates or subsidiaries, as applicable.

         (c) Except for the Assumed Liabilities, the Buyer shall not assume or be bound by any obligations or liabilities of Seller, Flug, or any Affiliate of Seller or Flug of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising.

         (d) Seller shall be solely (as between Seller and the Buyer) responsible for and pay any and all debts, losses, damages, obligations, liens, assessments, judgments, fines, disposal and other costs and expenses, liabilities and claims, including, without limitation, interest, penalties and fees of counsel and experts, as the same are incurred, of every kind or nature whatsoever (all the foregoing being a "Claim" or the "Claims"), made by or owed to any Person to the extent any ----- ------ of the foregoing relates to (i) the assets of the Seller not transferred hereunder or (ii) the operations and assets of the Business arising in connection with or on the basis of events, acts, omissions, conditions, or any other state of facts occurring or existing prior to or on the Closing Date.

         (e) Buyer shall be solely (as between the Buyer and Seller) responsible for and pay any and all Claims made by or owed to any Person to the extent they relate to (i) the Assumed Liabilities or (ii) the operations and assets (including the Assets) of the Buyer's business after the Closing Date, in each case, to the extent they arise in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing solely after the Closing Date.

         (f) For purposes of this Agreement, "Indebtedness" shall mean as to the Business and the Assets and whether recourse is secured by or is otherwise available against all or only a portion of the Business or Assets and whether or not contingent, but without duplication: (i) every obligation relating to the Business for money borrowed, including the current portion of all long-term indebtedness; (ii) every obligation relating to the Business evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation relating to the Business with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Business; (iv) every obligation of the Business issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are (a) not more than ninety (90)


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     days overdue; and (b) being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP on the audited Financial Statements for the year ended; (v) obligations or commitments of the Business to repay deposits or other amounts advanced by and owing to third parties, (vi) obligations relating to the Business under any interest rate, currency or other hedging agreement, (vii) indebtedness secured by a Lien on the Assets or properties of the Business, (viii) any liabilities which would be required to be disclosed on a balance sheet prepared in accordance with GAAP, (ix) payments which become due as a result of the execution of this Agreement, or the consummation of the Transactions, (x) guarantees of Indebtedness.

     Section 1.3. Purchase Price. Subject to the other provisions of this Agreement, the purchase price for the Transferred Assets shall be payable as set forth below:

         (a) On the Closing Date, Buyer shall make a cash payment to Seller of $500,000;

         (b) On the Closing Date, Buyer shall make a cash payment to Seller of
     (x) $768,750 for the months of September 2002, October 2002, and November 2002, representing an amount equal to the Seller's overhead expenses for such months, (the "Overhead Reimbursement") provided such reimbursement amount shall not include severance payments;

         (c) Buyer shall make the following cash payments to Seller to reimburse Seller for its cash inventory investment in the inventory underlying the Assumed Purchase Orders and the Assigned Receivables set forth on Schedule 1.3(c), some of which is finished goods inventory, some of which is raw materials and work in process and some of which is finished goods already shipped (collectively, the "Seller's Inventory Investment"):

              (i) On the Closing Date, a cash payment of $838,000, representing the Seller's Inventory Investment underlying the Assigned Receivables as reduced by any portion of the Assigned Receivables which have already been collected by Seller; and

              (ii) Thereafter, Buyer shall pay an aggregate of $1,324,155 in cash payments to Seller in payment for Seller's Inventory Investment underlying the Assumed Purchase Orders. Said payments shall be made on a weekly basis in an amount equal to 80% of the accounts receivable factored by Buyer to its lender during the previous week, until the entire amount of $1,324,155 is paid. The amount due to Seller under this Section 1.3(c) (ii) shall not be affected by the cancellation or modification of any Assumed Purchase Orders or the failure of a customer to pay for an Assumed Purchase Order, other than as set forth in the proviso in Section 8.2.

         (d) On the Closing Date, Buyer shall make a cash payment to Seller of an amount equal to $16,000 for the equipment used by Seller in the Business as listed on Schedule 1.1(h), (the cash payments to be made under subsections (a)


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     through (d) of this Section 1.3 are hereinafter collectively referred to as the "Cash Portion");

         (e) Chaus shall grant to Seller One Hundred Thousand (100,000) shares of Chaus' common stock evidenced by a duly executed stock certificate ("Stock Portion"); and

         (f) Chaus shall grant to Flug as the designee of Seller, a stock option ("Stock Option") to purchase Five Hundred Thousand (500,000) shares of common stock of the Company. The Stock Option will have an exercise price equal to the fair market value of such shares on the date of grant. The Stock Option shall vest and be exercisable as follows: (i) fifty (50%) percent on the first anniversary hereof; and (ii) fifty (50%) percent on the second anniversary hereof. The term of the Stock Option shall be valid for five (5) years. For purposes of vesting, all fractional amounts shall be rounded to the nearest number of whole shares. The Stock Option will be subject to the terms and conditions of the stock option agreement to be executed by Flug and the Company (the "Stock Option Agreement"), which documents is hereby incorporated herein by reference (the Stock Option, together with the Stock Portion and the Cash Portion, is collectively referred to herein as the "Purchase Price"). Chaus agrees to file a Registration Statement on Form S-8 covering the shares issuable upon exercise of the Stock Option as soon as reasonably practicable after each of the following conditions are met (w) Flug shall have requested such registration; (x) one year from the date hereof shall have elapsed; (y) the exercise price is not more than 10% above the market price at the time of such request; and (z) Chaus is at that time eligible to register such shares on Form S-8. If Chaus is not then eligible to use such form, it will file a Registration Statement on another available short form as soon as reasonably practicable following request by Flug, subject to the conditions in (x) and (y) of the preceding sentence.

         (g) If Chaus elects to file a registration statement under the Securities Act of 1933, as amended, relating to the public offering of securities (a "registration statement") to register any of its securities other than on Form S-8, S-4 or other similar limited use registration statement, whether or not for the account of the Buyer, and the form of registration statement to be used may be used for the Stock Portion, the Buyer shall (i) give written notice thereof to Seller advising Seller of its intent to have any or all Shares held by Seller included among the securities covered by such registration statement and offering Seller an opportunity for ten (10) days from the date of such notice to request in writing to have any or all of such Shares so included, specifying the number of shares (the "Shares"), (ii) use its reasonable commercial efforts to file promptly after the date of such notice such registration statement, including the Shares requested to be so included, and (iii) use its reasonable commercial efforts to cause the same to become effective. This
     Section 1.3(g) shall be subject to the following:

              (1) Chaus may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease


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                  proceeding with the registration of all other equity
                  securities originally proposed to be registered under the registration statement. Chaus is not required to include in a registration any Shares which Seller is not then entitled to offer to sell whether by contractual restriction or by law.

              (2) If the registration statement under which Chaus gives notice under Section 1.3(g) is for an underwritten offering, and the managing underwriters determine in good faith and consequently advise Chaus that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering and would adversely affect the success of such offering, then Chaus will include in such registration (i) first, the securities Chaus proposes to sell, and (ii) second, that number of other shares proposed to be included in such registration, pro-rata among any other holders (including Seller) exercising their respective piggyback registration rights thereof based upon the total number of shares which such holders (including the Seller) propose to include in such registration. The Seller shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters).

              (3) Buyer and Seller agree that Seller may assign the Stock
                  Portion to Flug in which case Flug shall succeed to the piggyback registration rights. Such rights shall otherwise be nonassignable.

         (h) On the Closing Date, Seller shall pay any and all municipal, county, state and federal sales and documentary transfer taxes, impositions, liens, leases, assessments and similar charges if any, incurred by the Buyer or Seller in connection with the transaction contemplated by this Agreement. Each Party shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters within its knowledge required in connection with the payment of any such tax.

     Section 1.4. Closing; Closing Date. Unless this Agreement shall have been terminated and the transactions shall have been abandoned, and subject to the fulfillment or waiver of the conditions set forth in Articles IV and V of this Agreement, the closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174 on the date hereof, or a date which is expected to be on or within five
(5) business days of the execution of this Agreement, or such other location, date and time as to which the parties may agree (such date and time being referred to herein as the "Closing Date").


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     Section 1.5.  Items to be Delivered at the Closing by Seller.  At the
Closing, Seller shall deliver or cause to be delivered to the Buyer:

         (a) An executed Assignment, Bill of Sale and Assumption Agreement in the form of Exhibit A (subject to the proviso in subsection (b).

         (b) All such other instruments of assignment, transfer or conveyance as, in the reasonable opinion of Buyer and its counsel, shall be necessary to vest in Buyer, good, valid and marketable title to the Transferred Assets, subject to no Encumbrances, other than Permitted Liens, if any, and to put Buyer in actual possession or control of the Transferred Assets.

         (c) Executed Consulting Agreement with Flug (the "Consulting Agreement") in the form annexed hereto as Exhibit B.

         (d) Executed Stock Option Agreement by and between Chaus and Flug in the form annexed hereto as Exhibit C (the "Stock Option Agreement").

         (e) A certificate of the corporate secretary of the Seller attaching thereto a true, correct and complete copy of (A) resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and
     (B) consent of the sole shareholder of the Seller.

         (f) Lien searches, a clearance certificate or similar document(s) that may be required by any state, local or foreign Governmental Entity in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price and such other instruments showing that there were no financing statements, judgments, Taxes or other Liens outstanding against the Seller or Flug with respect to the Business or any of the Transferred Assets, except the Permitted Liens and such liens as will be extinguished by the documents delivered pursuant to subsection (h).

         (g) If applicable, payoff letters, UCC-3 termination statements and other documentation relating to the release of all security interests as necessary.

         (h) A certificate of amendment to the Seller's Articles of Incorporation changing the name of the Seller to another name acceptable to Buyer.

         (i) Flug's representations and warranties and indemnification certificate in substantially the form of Schedule 1.5(i).

         (j) a certificate executed by Seller to evidence appropriate exemption from applicable state sales tax.

     Section 1.6. Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver:


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         (a) Executed stock certificate in the name of Seller for 100,000 shares of Chaus' common stock.

         (b) Stock Option Agreement in favor of Flug as designee of Seller.

         (c) Consulting Agreement by and between Flug and Chaus.

         (d) To the Seller, a copy of the resolutions of Buyer, certified by its authorized officer, authorizing the execution, delivery and performance of this Agreement and all the transactions contemplated hereby.

         (e) The guaranty by Chaus (the "Guaranty") of the payment, when due, of the obligations of Buyer to pay the Purchase Price, in full, in substantially the form set forth in Schedule 1.6(e).

         (f) An indemnification by Chaus' lender, in form and substance reasonably satisfactory to Seller's lender, with respect to outstanding Letters of Credit supporting Seller's Inventory Investment.

         (g) The cash payment required by Section 1.3(c)(i) and (d).

     Section 1.7. Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets being sold hereunder in the manner required by Treasury Regulation ss.1.1060-1T as determined by Buyer (the "Allocation"). Buyer shall deliver its determination with respect to the Allocation within one hundred eighty (180) days of the Closing Date. The Parties agree that: except as otherwise required by law (i) the Allocation shall be binding on the parties for all federal, state, local and foreign tax purposes, and (ii) the parties shall file with its respective federal income tax returns consistent IRS Forms 8594 - Asset Acquisition Statements under Section 1060, including any required IRS forms, Schedules or amendments thereto which shall reflect the allocation set forth in the Allocation pursuant to this Section 1.7.

     Section 1.8. Post Closing Adjustments. It is acknowledged by the parties that the Schedules to this Agreement were prepared as of November 12, 2002 and, with the exception of the Assigned Receivables that have been collected since such date by Seller, other transactions that have occurred since November 12, 2002 will be updated after the Closing Date and appropriate post closing adjustments will be made, if necessary.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to and for the benefit of the Buyer, as of the date hereof, except with respect to any particular subsection of this
Article II to the extent specifically described as relating to a particular date in the corresponding subsection of that certain schedule (the "Seller Disclosure Schedule") dated as of the date of this Agreement, delivered to the Buyer on behalf of the Seller, a copy of which is attached hereto and incorporated herein by this reference, as follows:


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     Section 2.1.  Organization and Qualifications.  Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of New York with all requisite corporate or other power and authority to own, operate or lease its Transferred Assets and to carry on its business as currently conducted. Seller is duly qualified or licensed to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties requires such qualification or licensing, except for such jurisdictions where the failure to so qualify or be licensed would not have any material adverse effect. The copies of the certificate of incorporation and bylaws of the Seller, as heretofore made available to Buyer, are correct and complete in all respects.

     Section 2.2. Authority; Binding Obligation. Seller has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, certificate document and instrument to be executed and delivered by Seller pursuant to this Agreement (the "Seller Documents") and to perform their respective obligations hereunder. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by each of Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms hereof and each of the Seller Documents constitutes, or when executed and delivered will constitute, valid and binding obligations of Seller enforceable in accordance with their terms.

     Section 2.3.  No Conflict; Required Consents.  Except as set forth in
Schedule 2.3, the execution, delivery and performance by Seller of this Agreement and the Seller Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation by the Seller, under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (i) the certificate or articles of incorporation, bylaws or similar governing documents of the Seller; (ii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement, or other material instrument, obligation or agreement of any kind relating to the Business to which the Seller is a party or by which Seller, or any of the Transferred Assets, may be bound or affected;
(iii) any Requirements of Law; or (vi) any Governmental Entity. Nor shall such execution, delivery or performance result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Business or Transferred Assets or require any filing with, or permit, authorization, consent or approval of, a Governmental Entity or other Person.

     Section 2.4.  Compliance.

         (a) With regards to the Business and the Transferred Assets, neither Seller nor any of its respective employees or agents has in the last three years been given notice of, or been charged with, any material violation of, any law, order, regulation, ordinance or judgment of any Governmental Entity, including laws relating to wages, hours, safety and health, equal employment opportunity, withholding, unemployment compensation, workers compensation and employee privacy, nor, to the best of Seller's knowledge, is Seller in violation of same.

         (b) Seller has all permits, licenses and franchises, if applicable and material, from Governmental Entities necessary to conduct the Business as currently conducted, including all business, telecommunication and other permits, if any, from Governmental Entities and is in full compliance with the terms thereof. No material violations have been reported in respect of such permits, licenses and franchises, nor, to the best of Seller's knowledge do any exist. Schedule 2.4 lists each material permit, license and franchise of the Seller relating to the Business. A true and complete copy of each such material permit, license and franchise of the Seller relating to the Business has been provided to Buyer and as of the Closing Date each such permit, license and franchise shall be in full force and effect.

     Section 2.5. No Subsidiaries. Seller is wholly owned by its sole shareholder, Flug. The Business is wholly owned by Seller. Other than the Business subject to this Agreement, neither the Seller nor Flug owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity that is engaged in the Business or that owns any of the Transferred Assets of the Business, nor is the Seller nor Flug, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity that is engaged in the Business or that owns any of the Transferred Assets of the Business. Sew Be It Corp. is an unincorporated trade name used by the Business. Seller has billed certain Assigned Receivables and issued certain Assumed Purchase Orders under this trade name. These receivables and purchase orders are identified on the appropriate schedules to this Agreement. An entity bearing the name Sew Be It Corp. was a New York corporation owned by Flug, not actively engaged in any business, with no assets or liabilities, which was merged with and into Seller prior to the Closing Date. Such merger was duly effected in accordance with New York law.

     Section 2.6. Absence of Liabilities. Except as described on Schedule 2.6, the Seller, has no material Indebtedness or Liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that are not reflected as a Liability in the Financial Statements except for Liabilities incurred by the Seller in the ordinary course of conducting the Business consistent with past practices which are not otherwise prohibited by, in violation of or which will result in a breach of the representations, warranties and covenants of the Seller contained in this Agreement.

     Section 2.7. Title to Transferred Assets and Condition of Inventory. The Seller has good and valid title to all of the Transferred Assets, free and clear of any lien, charge or other encumbrance, except for such liens or other encumbrances specifically set forth on Schedule 2.7 ("Permitted Liens"). The Transferred Assets (other than inventory described in the next sentence) are in good condition and have no material defects which would interfere with, or materially detract from the value or impair the use of the Transferred Assets subject thereto and, except for certain equipment, are sufficient to conduct, the Business as presently conducted or to be conducted by the Buyer after the date of this Agreement assuming the Business is operated in a manner consistent with past practices. To the Knowledge of Seller, all inventory of the Seller relating to the Business, including but not limited to raw materials, consists of a quality and quantity usable in the ordinary course of business. All of the inventory set forth on Schedule 1.1(a) represents inventory needed to satisfy the Assumed Purchase Orders.

     Section 2.8. Products Liability. Except as disclosed on Schedule 2.8, neither the Seller nor any insurance company or other third party acting on their behalf has, in the preceding five years, paid any amount or damages to any third party for deaths of or injuries to persons or damage to property, or for breach of warranty in excess of $10,000 arising out of any alleged defect in quality, materials, workmanship or design of any of the products sold or services performed by the Seller relating to the Business. Except as disclosed on Schedule 2.8, there is no material claim nor has there been a material claim against Seller concerning any product manufactured, shipped, sold or delivered by Seller which is pending or, to the knowledge of Seller, threatened, which alleges the occurrence of any bodily injury or other adverse health condition resulting from either an alleged failure to warn as to the manufacture or materials of any such product, or an alleged breach of implied warranties or representations made with respect to any such product. Schedule 2.8 contains a description of any customary warranty given by the Seller to its Business customers.

     Section 2.9. Environmental Laws. The Seller is in compliance with all Environmental Laws known by the Seller to be applicable to the Real Property owned or leased by the Seller, except where the failure to comply would not have a material adverse effect on the Business or the transactions contemplated hereby or result in liability to Buyer (a "Material Adverse Effect"). The Seller has no liability under any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect.

     Section 2.10. Financial Statements. Seller has delivered to the Buyer a copy of the following financial statements, copies of which are attached hereto as Schedule 2.10.

         (a) the unaudited balance sheets relating to the Business for the fiscal years ending on December 31, 2001 and December 31, 2000 and the unaudited related statements of operations, shareholder's equity and cash flows for the years then ended (the "Annual Financials"); and

         (b) the interim unaudited balance sheet relating to the Business as of June 30, 2002 (the "Interim Financials"), and together with the "Annual Financials", (the "Financial Statements") and the related unaudited statements of operations for the period then ended.

         (c) all of the Financial Statements attached as Schedule 2.10 (i) are true, correct and complete in all respects, (ii) are in accordance with the books and records of Seller, (iii) were prepared in a consistent manner and in accordance with GAAP and include all interim financial information and adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation, subject to annual year end adjustments and the absence of related notes, and (iv) fairly, completely and accurately present the financial position of Seller at the date specified and the results of operations for the period covered.

         (d) Except for the transactions contemplated by this Agreement, since January 1, 2002, except as set forth in Schedule 2.10, through the date of Closing, the Seller has conducted the Business only in the ordinary course of business consistent with past practice and there has not been any of the following, but solely insofar as they relate to the Business or the Transferred Assets:
     (i) any material damage, destruction or loss, whether or not covered by insurance; (ii) any mortgage or pledge of any of the Business' property or Transferred Assets, tangible or intangible (except in connection with Seller's financings); (iii) any sale, transfer, lease or disposal of material Transferred Assets or any Intellectual Property or incurrence, assumption, cancellation or compromise of any Indebtedness or claim (other than accounts receivable compromised in the ordinary course of business consistent with its past practice), or waiver or release of any right; (iv) receipt of any notice or threat of termination of any material purchase order; (v) cancelled or compromised any debt or claim, or waived or released any right of material value; (vi) any material change in any method of accounting or auditing practice; (vii) entered into any transaction other than in the ordinary course of business; (viii) made any acquisition of any material assets or become involved in any other material transaction, other than for fair value in the ordinary course of business; or (ix) agreed to do any of the foregoing other than pursuant hereto.

     Section 2.11.  Taxes.

         (a) The terms "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad Valero, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, or local or domestic or foreign. The term "Tax Return" shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

         (b) Except as disclosed on Schedule 2.11, all Tax Returns of the Seller relating to the Business or the Transferred Assets for all periods which end prior to or which include the Closing Date that were required to be filed on or before the Closing Date have been filed on a timely basis in accordance with the Applicable Law of each applicable Governmental Entity, and all such Tax Returns are true, correct and complete. The Seller shall timely file or cause to be filed all Tax Returns of the Seller relating to the Business or the Transferred Assets including Tax Returns relating to the sale contemplated by this Agreement, that relate to periods including the Closing Date but that are required to be filed after the Closing Date, and all such Tax Returns shall, be true, correct and complete when filed.

         (c) Except as disclosed on Schedule 2.11, all United States federal, state, local and applicable foreign Tax Returns have been filed by the Seller with respect to the Business or the Transferred Assets that have been audited by any Governmental Entity. There is no pending or to the Seller's Knowledge threatened United States federal, state, local or applicable foreign audit in respect of Taxes the adverse determination of which could result in a liability for Taxes. There are no outstanding waivers or extensions of any statute of limitations relating to Taxes of the Seller or Flug with respect to the Business or the Transferred Assets, and no Governmental Entity has requested in writing such a waiver or extension.

         (d) Except as disclosed on Schedule 2.11, the Seller has paid all Taxes relating to the Business or the Transferred Assets that have become due for all periods which end prior to the Closing Date, including all Taxes reflected on the Tax Returns referred to in this Section 2.11, or set forth in any written assessment, proposed assessment or notice, either formal or informal, received by the Seller, except such Taxes, if any, as are set forth on Schedule 2.11 that are being contested in good faith and as to which adequate reserves have been provided. Except as disclosed on Schedule 2.11, all Taxes that the Seller is or was required by law to withhold or collect with respect to the Business or the Transferred Assets have been duly withheld or collected and, to the extent required, have been paid to the appropriate governmental authority in all material respects. There are no Liens with respect to Taxes on the Transferred Assets.

     Section 2.12. Assumed Purchase Orders. Schedule 1.1(b) sets forth a true, correct and complete list of all purchase orders of Seller outstanding on the Closing Date. Except as identified in such schedule, each of the Assumed Purchase Orders arose in the ordinary course of business and constitutes a bona fide purchase order. None of the Assumed Purchase Orders is the subject of any dispute or offset known to Seller. There have been delivered to the Buyer true and complete copies of all the Assumed Purchase Orders or, if none, reasonably complete and accurate written descriptions of the same. Except as disclosed on
Schedule 1.1(b), all such Assumed Purchase Orders are valid, subsisting, in full force and effect and binding upon the Seller and the other Parties thereto and enforceable in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby are subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Except as disclosed on Schedule 2.12, Seller has satisfied in full or provided for all its liabilities and obligations thereunder requiring performance prior to the date hereof, is not in default under any of them, nor does any condition exist to Seller's knowledge, that with notice or lapse of time would constitute such a default.

     Section 2.13. Labor Relations. There are no collective bargaining or other labor union agreements relating to the Business to which Seller is a party.

     Section 2.14.  Pension and Benefit Plans.

         (a) Except for a health benefit plan, there are no benefit plans, agreements, commitments, practices or arrangements of any type providing any employee benefits (including, but not limited to, plans described in Section 3(3) of ERISA) currently maintained by Seller, or to which Seller is currently making contributions, or maintained during the preceding ten (10) years with respect to the Business (collectively, the "Benefit Plans").

         (b) Seller is not and has not for the preceding ten (10) years been part of is a "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 4064 of ERISA or Section 413(c) of the Code). Seller does not have a current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer plan or multiple employer plan.

         (c) In the case of each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA there are no benefits which are not insured; there are no liabilities for medical or death benefits with respect to current or former employees, directors or consultants of Seller beyond their termination of employment (other than coverage mandated by COBRA).

         (d) Except as set forth in Schedule 2.14, the consummation of the transactions contemplated by this Agreement will not after the Closing Date entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual, and no payment made or contemplated under any Benefit Plan constitutes an "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 2.15. Employees. Except as set forth on Schedule 2.15, there are no claims of any employee of the Seller seeking legal recourse against the Seller or any of its Affiliates or subsidiaries with regards to the Business, and, to the Seller's Knowledge, there have been no threats of legal actions. No employee affiliated with the Business who has been terminated by the Seller (or will be terminated by the Seller as a result of the transactions contemplated hereby) is entitled to any severance, termination allowance or similar payments as a result of their termination (except for such payment which Seller is making within thirty (30) days of the Closing Date).

     Section 2.16. Litigation. Except as set forth on Schedule 2.16, there is no material claim, counterclaim, action, suit, order, proceeding or investigation pending or, to Seller's knowledge, threatened against, probable of assertion against or affecting Seller with respect to the Business or the Transferred Assets or any of the employees, agents or directors affiliated with the Business, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer or before any arbitrator; nor, to the Knowledge of the Seller, is there any reasonable basis for any such claim, action, suit, proceeding or governmental, administrative or regulatory investigation. The Seller is not directly subject to or materially affected by any order, judgment, decree or ruling of any court or governmental agency with respect to the Business. The Seller has not received any written opinion or memorandum of legal advice from legal counsel to the effect that it is exposed to any liability which may be materially adverse to the Business or the Transferred Assets. The Seller is not engaged in any material legal action to recover monies due it or for damages sustained by it with respect to the Business. Any claim, counterclaim, action, suit, order, proceeding or investigation against the Seller with respect to the Business that is pending or was commenced within the past two (2) years is described in Schedule 2.16.

     Section 2.17. Insurance. Schedule 2.17 contains a true and complete list of all insurance policies maintained by the Seller (or any predecessor thereto) for the benefit of the Business or protection of the Transferred Assets, specifying the insurer and type of insurance under each.

     Section 2.18. Transactions With Interested Persons. Except as disclosed on Schedule 2.18, Flug does not directly or indirectly own, on an individual or joint basis, any material interest in, nor does he serve as an officer or director or in another similar capacity of, any competitor, distributor or supplier of Seller relating to the Business or any organization which has a contract or arrangement with Seller relating to the Business. Except for Flug's interest as shareholder and noteholder, no officer, management employee or director of Seller or any of their respective spouses or family members (collectively, "Related Parties") has any right to the Business or the Transferred Assets.

     Section 2.19.  Assigned Receivables.  The Assigned Receivables set forth on
Schedule 1.1(c) (x) constitute all of the receivables of Seller for goods shipped subsequent to September 1, 2002 (except for those certain goods shipped between September 1, 2002 and September 10, 2002, that are included in Schedule 1.1(x)); (y) arose in the ordinary course of business and constitute bona fide accounts receivable and (z) except as set forth in Schedule 2.19, are not the subject of any dispute, offset or counterclaim known by Seller or Flug;

     Section 2.20. Seller's Inventory Investment. The Seller's Inventory Investment set forth on Schedule 1.3(c) fairly and accurately reflects the matters set forth therein.

     Section 2.21. Copies of Documents. Seller has made available for inspection and copying by the Buyer and its counsel complete and correct copies of all documents referred to in the Seller Disclosure Schedule.

     Section 2.22. Disclosure. None of the representations or warranties of Seller contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller pursuant to this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary in order to prevent such representations and warranties from being misleading in light of the circumstances under which they were made, the best of Seller's knowledge, provided, however, that any disclosure made by Seller or contained in the Seller Disclosure Schedule shall be deemed made under this Agreement for all intents and purposes, irrespective of the section number or other designation thereof contained in the Seller Disclosure Schedule.

     Section 2.23. Broker Fees. Except as disclosed in Schedule 2.23, no broker or finder is entitled to any brokerage fees, commission or finders' fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

     Section 2.24. INTENTIONALLY DELETED

     Section 2.25. Bulk Sales. Except as set forth on Schedule 2.25, the bulk sales laws of the jurisdictions in which the Business is conducted are not applicable to the transactions contemplated hereby.

     Section 2.26.  Major Customers.  Schedule 2.26 lists the names of the five
(5) largest customers (by revenues generated) for the Business and the amount of revenues generated by each of them during the twelve months ended December 31, 2001 and December 31, 2000. Except as set forth in Schedule 2.26, there have been no material adverse changes in the relationships between the Seller and the customers listed on Schedule 2.26 since January 1, 2002.

     Section 2.27. Intellectual Property; Seller Name. Seller has no registered patents, trademarks or copyrights. Schedule 2.27 sets forth a true, correct and complete list of all trade names used in the conduct of the Business. Seller's rights in such trade names are valid and there are no restrictions on the direct or indirect transfer of such trade names, or any interest therein, held by Seller in respect of such trade name. There are no claims or demands of any other Person pertaining to any of such trade names known to Seller, and no proceedings have been instituted, or are pending or, to Seller's knowledge, threatened, which challenge the rights of Seller in respect thereof; and Seller has the right to use, free and clear of claims or rights of other Persons, the trade names for the Business as presently conducted or as contemplated by the Buyer.

     Section 2.28.  The Stock Portion and Stock Option.

         (a) The Seller is acquiring the Stock Portion and the Stock Option for the account of the Seller as principal for investment and not with a view toward resale or distribution thereof in violation of any federal or state securities laws;

         (b) the Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Stock Portion and the Stock Option;

         (c) (i) the Seller has no need for liquidity in the investment in the Stock Portion and the Stock Option, (ii) all of the Seller's investments and commitments to non-liquid investments are, and after a purchase of the Stock Portion and the Stock Option will be, reasonable in relation to the Seller's net worth and current needs, (iii) the Seller is able to bear the economic risk of losing the entire investment in the Stock Portion and the Stock Option, and (iv) the financial information provided by the Seller accurately reflects the Seller's financial condition, with respect to which the Seller does not anticipate any material adverse changes;

         (d) the Seller understands that no federal or state agency has approved or disapproved the Stock Portion and the Stock Option, passed upon or endorsed the merits of the offering thereof, or made any finding or determination as to the fairness of the Stock Portion and the Stock Option for investment;

         (e) the Seller understands that the Shares are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Chaus is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller to acquire the Stock Portion and the Stock Option;

         (f) the Seller understands that (i) the Stock Portion and the Stock Option and the shares underlying the Stock Option have not been registered under the Act or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer and shall bear a legend restricting the transfer thereof; and (ii) the Seller may be precluded from selling or otherwise transferring or disposing of any of such securities or any portion thereof and may have to bear the economic risk of its investment for an indefinite period of time;

         (g) the Seller understands that an investment in such securities involves certain risks and has taken full cognizance of and understands all of the risk factors relating to the purchase of the Shares;

         (h) the Seller acknowledges that the Seller has had an opportunity to consult with counsel and other advisers about an investment in such securities and that all material documents, records and books pertaining to this investment have, on request, been made available to the Seller and its advisers;

         (i) the Seller acknowledges that Chaus has made available to the Seller and the Seller's advisers the opportunity to ask questions of, and receive answers from, Chaus concerning the terms and conditions of the offering of the Stock Portion and the Stock Option and to obtain any additional information, to the extent that the Buyer possesses such information, or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information given to him, her or them or otherwise make an informed investment decision;

         (j) the Seller understands that the information furnished by the Buyer does not constitute investment, accounting, legal or tax advice;

         (k) the Seller represents and warrants that in making this investment, the Seller is relying, if at all, solely upon the advice of such Seller's tax advisers with respect to the federal and/or state tax aspects of an investment in Stock Portion and the Stock Option, and that neither Buyer nor Chaus has made any representation regarding the tax consequences of investment in the Shares;

         (l) the Seller understands that all certificates evidencing the Stock Portion and the shares underlying the Stock Option shall bear substantially the following legend:

              "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law. These securities may not be pledged, hypothecated, sold, transferred in the absence of such registration or any exemption therefrom under the Securities Act of 1933, as amended, or any applicable state securities law."

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby makes the following representations and warranties to Seller and Flug:

     Section 3.1. Organization of the Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 3.2. Authority; Binding Obligation. Buyer has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by the Buyer pursuant to this Agreement (the "Buyer Documents") and to perform its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and each of the Buyer Documents constitutes, or when executed and delivered will constitute, valid and binding obligations of the Buyer, as the case may be, enforceable in accordance with their terms.

     Section 3.3. No Conflict; Required Consents. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate or result in any violation pursuant to any provision of, the Certificate of Incorporation or By-Laws of the Buyer, as the case may be; (ii) conflict with, result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration under any material agreement to which the Buyer is a party or by which the Buyer may be bound; (iii) except as set forth on Schedule
3.3 require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement or (iv) except as set forth on Schedule 3.3 require any consent, approval, authorization or permit, or filing with or notification to, any Person not a party to this Agreement.

     Section 3.4. Broker Fees. No broker or finder is entitled to any brokerage fees, commission or finders' fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

     Section 3.5. Due Authorization. The shares underlying the Stock Portion and the Stock Option, have been duly and validly authorized and, upon issuance and delivery to Seller or Flug (as designee) pursuant to terms of this Agreement and the applicable Stock Option Agreement, will be duly and validly issued, fully paid and non-assessable and free of preemptive rights and no personal liability will attach to the ownership thereof. No authorization, approval or consent of any court, governmental authority or agency is necessary in connection with the issuance by the Company of the Shares.

     Section 3.6. SEC Filings. Chaus has timely filed with the U.S. Securities and Exchange Commission ("SEC") or made available through the EDGAR Internet web site of the SEC true and complete copies of Chaus's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and all other subsequent filings with the SEC made by Chaus prior to the date hereof (all such filings made, collectively, the "SEC Filings"), as required applicable requirements of the Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective filing dates, the SEC Filings complied in all material respects with the Exchange Act. The SEC Filings are true, correct and complete in all material respects, and none of the SEC Filings as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent amendments thereto were made in compliance with SEC rules and regulations subsequent to the date thereof.

                                   ARTICLE  IV.
                                    COVENANTS

     Section 4.1. Consummation of Agreement. The Parties hereto shall use their best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. Until the Closing or the termination of this Agreement, except as mutually agreed in writing by the Parties, neither the Buyer nor Flug or any of their respective employees, subsidiaries, representatives or agents shall, directly or indirectly, solicit, encourage, initiate or induce the making of any inquiries or proposals for the acquisition of any of the Assets or the Business, or furnish information to, or engage in negotiations relating to the foregoing or otherwise cooperate in any way with, or accept any proposal relating to the foregoing from, any Person or group other than the Buyer and their respective officers, employees, representatives or agents, and the Seller and Flug shall restrict any such employee, representative or agent from doing any of the foregoing.

     Section 4.2. Ordinary Course of Business. Seller shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve the Assets and the Business, preserve relationships with customers, suppliers, franchisors, distributors and others having business dealings with it and keep available the services of their present officers and employees and maintain insurance currently in effect on the Transferred Assets, in each case in the ordinary course of business consistent with past practice. Seller will not take any action with the purpose of causing any of the conditions to the Buyer's obligations set forth in Article V hereof to not be satisfied.

     Section 4.3. Supplements to Schedules. Prior to the Closing, the Parties will supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of the Schedules made pursuant to this Section 4.3 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other Parties specifically agree thereto in writing.

                                   ARTICLE V.
                              CONDITIONS OF CLOSING

     Section 5.1. Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of all of the following conditions precedent and the delivery of the following documents:

         (a) Representations; Warranties; Covenants. Each of the representations and warranties of Seller contained in Article II shall be true and correct in all material respects as though made on and as of the Closing and Seller shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

         (b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects.

         (c) Certificate From Officers. Seller shall deliver to the Buyer a certificate signed by the Seller and addressed to the Buyer dated as of the Closing to the effect that the statements set forth in paragraph (a) and
     (b) above in this Section 5.1 are true and correct.

         (d) Deliveries of Seller. All deliveries required to have been made by Seller under Section 1.5 at the Closing shall have been delivered.

     Section 5.2. Conditions to Obligations of Seller. Seller's obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of all of the following conditions precedent and the delivery of the following documents:

         (a) Representations; Warranties; Covenants. Each of the representations and warranties the Buyer contained in Article III shall be true and correct in all material respects as though made on and as of the Closing and; the Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

         (b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Buyer at or before the Closing shall have been complied with in all material respects.

         (c) Certificate From Officers. Buyer shall deliver to the Seller a certificate signed by the Buyer and addressed to the Seller dated as of the Closing to the effect that the statements set forth in paragraph (a) and
     (b) above in this Section 5.2 are true and correct.

         (d) Deliveries of Buyer. All deliveries required to have been made by Buyer under Section 1.3 and Section 1.6 at the Closing shall have been delivered.

     Section 5.3. Conditions to Obligations of All Parties to Close. The respective obligations of each Party hereunder are subject to the satisfaction, at or before the Closing, of all of the conditions set out below.

         (a) Absence of Litigation. There shall not have been issued and be in effect any preliminary or permanent injunction or other order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the purchase by the Buyer of the Assets, (ii) would require the divestiture by the Buyer of all or a material portion of the Assets, the Business or the assets of the Buyer as a result of the transactions contemplated hereby, or (iii) would impose limitations on the ability of the Buyer to effectively exercise full rights of ownership of the Assets, or of a material portion of the Business as a result of the transactions contemplated by this Agreement, nor (iv) under any applicable law which enjoins or otherwise materially impairs the consummation of the transactions contemplated by this Agreement

     Section 5.4. No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Buyer deems unacceptable in its sole discretion.

     Section 5.5. Lender's Consent. Each party shall have obtained the requisite lender's consent of its respective lender to the transactions contemplated hereby.

                                  ARTICLE VI.
                  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

     Section 6.1. Post-Closing Access. After the Closing, each Party shall provide to the other and its accountants and attorneys, for any reasonable legal or business purpose, including defending third party claims and preparing such tax returns as may be reasonably required after the Closing, copies of relevant portions of the books and records of Seller delivered to the Buyer under this Agreement and/or retained by Seller after the Closing.

     Section 6.2. Survival of Warranties. With the sole exception of those covenants which are to be performed after the Closing which shall survive until a claim thereon is barred by the applicable statute of limitation, each representation and warranty contained herein or in any Seller Document or Buyer Document shall survive the execution and delivery of this Agreement and shall thereafter terminate and expire on the first anniversary of the date hereof. If written notice of a claim has been given prior to the expiration of the applicable representation or warranty, then such claim shall survive the expiration of the relevant representation, warranty, covenant or agreement until the final resolution of such claim.

     Section 6.3. Payment to Buyer of Assigned Receivables Received by Seller. On and after the Closing Date, the Buyer shall have the sole right and authority to collect, for its own account, all monies payable, by any third party in respect of the Assumed Purchase Orders and the Assigned Receivables. If the Seller or Flug shall receive any such monies, it shall hold all such monies in trust for the sole benefit of the Buyer. Within five Business Days after receipt thereof, the Seller or Flug shall cause the transfer and delivery to the Buyer of any monies or other property which the Seller or Flug may receive after the Closing Date in payment of monies payable in respect of the foregoing unfulfilled Assumed Purchase Orders and Assigned Receivables. The Seller and Flug authorize the Buyer to endorse in such person's name all notes, checks, drafts, money orders or other instruments of payment in respect of the foregoing which may come into the possession of the Buyer, and the Seller and Flug hereby ratify all that the Buyer shall lawfully do or cause to be done by virtue hereof. This right shall become irrevocable upon Closing.

     Section 6.4. Collection of Accounts Receivable. With the exception of the Assigned Receivables, the remaining receivables of Seller are an Excluded Asset. Buyer agrees to use reasonable efforts to assist with the collection of accounts receivable of Seller arising for goods shipped prior to September 1, 2002 (and those certain goods shipped between September 1, 2002 and September 10, 2002 as set forth in Schedule 1.1(x)) and to transfer the proceeds of such to Seller, in the weekly distribution next following receipt. Seller and Flug each agree to cooperate with Buyer in connection with such collections. Seller and Flug on the one hand, and Buyer on the other hand shall coordinate with each other in regard to such collections or otherwise commencing any action to collect same.

     Section 6.5. No Distribution to Seller Shareholder. Seller agrees that no shareholder distributions or payments of any kind will be made to Flug unless and until all creditors of Seller have been paid in full or sufficient reserves have been set aside for the payment of Seller's creditors.

     Section 6.6. Buyer Appointed Attorney for the Company. Effective at the Closing Date, Seller hereby constitutes and appoints Buyer, and its successors and assigns, the true and lawful attorney of Seller, in the name of Buyer or Seller (as Buyer shall determine in its sole discretion) but for the benefit of
Buyer: (i) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets as provided for in this Agreement; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Transferred Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable and (iii) to take all action which Buyer, its successors or assigns may reasonably deem proper in order to provide for Buyer, or its successors or assigns, the benefits under any of the Transferred Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Buyer agrees to act in good faith in seeking to collect, assert or enforce any claim against any third party in accordance with this Section.

     Section 6.7. Notice to Third Parties. After the Closing, at the request of the Buyer, Seller and/or Flug and the Buyer shall send a jointly executed letter to those persons and entities as the Buyer may request notifying such persons or entities of the consummation of the transactions contemplated by this Agreement.

     Section 6.8. Confidentiality. Seller agrees that, after the Closing has been consummated, Seller and its officers, directors, agents, representatives and employees and affiliates (collectively, its "Representatives") will hold in strict confidence, and will not distribute or make available, any confidential or proprietary data or information that is used in connection with or related to the Business, except:

         (a) information which, as of the date hereof, is published or otherwise generally available to the public;

         (b) information which after the date hereof becomes available to the public other than through an act or omission of Seller, Flug or their Representatives which is in violation of the provisions hereof;

         (c) information rightfully acquired from a third party which did not obtain such information under a pledge of confidentiality;

         (d) information which is developed by the disclosing Party independently of the relationship established by this Agreement;

         (e) information which is compelled to be disclosed by legal process, in which case Seller and Flug shall notify Buyer as soon as practicable after it becomes aware of such requirement, and shall cooperate with Buyer in obtaining a protective order; or

         (f) information which is disclosed or utilized by Flug in carrying out his consulting duties pursuant to his Consulting Agreement with Buyer.

     Section 6.9. Non-Competition; Non-Solicitation. During the period of Flug's engagement as a consultant to the Buyer or any of its Affiliates pursuant to the Consulting Agreement, and for a period of one (1) year following any termination of the Consulting Agreement, Seller shall not: (i) directly or indirectly, own, manage, operate, join, control, participate in, or otherwise be connected in any manner with, whether as a partner, investor, shareholder, employee, consultant or otherwise, any business entity world-wide which is engaged in any business competitive, directly or indirectly, with the Business as conducted by the Seller and/or Flug on or prior to the Closing Date or intended to be conducted by the Buyer as conveyed to Seller and/or Flug on or prior to the Closing Date,
(ii) hire or solicit the employment of any employee of the Buyer and/or its Affiliates or encourage any such employee to leave employment with the Buyer or any of its Affiliates or knowingly participate in any discussion with any employee of the Buyer or any of its Affiliates regarding the possibility of his or her employment by any Person or entity other than the Buyer or its Affiliates or (iii) solicit any entity which is or was a customer of Seller or Buyer. Nothing herein prevents Seller from owning stock in any company whose shares are publicly traded on a national exchange provided that such ownership is less than five percent (5%) of such company's total shares outstanding. Notwithstanding the foregoing, if the term of Flug's non-competition agreement pursuant to
Section 9 of the Consulting Agreement is less than one year, the non-compete provisions contained in Section (i) hereof shall be shortened to a coterminous period. Anything to the contrary notwithstanding, the liquidation by Seller or Flug of the remaining inventory owned by Seller on the Closing Date which is not part of the Transferred Assets, even if such sale competes with the Business, shall not be deemed a breach of this Section 6.9.

     Section 6.10. Compliance. Each Party shall use its best efforts to take or cause to be taken, all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorization of third parties, and to make all filings with and give all notices to third parties which may be necessary or required to be obtained by it in order to effectuate the transactions contemplated hereby and to otherwise comply and fulfill such Party's obligations hereunder and thereunder.

     Section 6.11.  Further Assurances.

         (a) Each Party shall, from time to time on being reasonably required to do so by the other Party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the other Party as the other Party may reasonably consider necessary for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

         (b) Seller shall promptly transfer or deliver to the Buyer any of the Transferred Assets or proceeds thereof delivered to, or retained or received by, Seller after the Closing Date.

     Section 6.12. Severability of Covenants. Seller, Flug and the Buyer agree that the foregoing covenants are reasonable and valid in geographical and temporal scope and in all other respects and that Seller and Flug have received full and adequate consideration therefore. If any court determines that any of such covenants or any part thereof is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the foregoing covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, and should such court reduce the duration or scope of such provision, as the case may be, such provision in its reduced form shall then be enforceable.

     Section 6.13. Preservation of Records by Buyer and Seller. In order to facilitate the resolution of any claims relating to the Business or the Transferred Assets made against or incurred by Buyer, Seller, Flug or any of their respective Affiliates prior to the Closing or arising out of facts or circumstances in existence prior to the Closing for a period of six (6) years after the Closing, Buyer, Seller and Flug shall each (i) retain the books and records of the Business relating to periods prior to the Closing in a manner reasonably consistent with its past practices and (ii) provide copies of same to the extent required by Section 6.1.

                                  ARTICLE VII.
                                  TERMINATION

     Section 7.1. Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, if the Closing does not occur on the date hereof, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

         (a) by mutual written consent of the Seller and Buyer hereto;

         (b) by either the Buyer or the Seller if the Closing shall not have occurred by November 30, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

         (c) by the Seller if the Buyer (i) breaches its representations and warranties, (ii) fails to comply with any of its covenants or agreements contained herein, or (iii) if any of the conditions to closing set forth in
     Section 5.2 are not satisfied or capable of being satisfied on or before November 30, 2002; or

         (d) by the Buyer if the Seller (i) breaches its representations and warranties, (ii) fails to comply with any of its covenants or agreements contained herein, or (iii) if any of the conditions to closing set forth in
     Section 5.1 are not satisfied or capable of being satisfied on or before November 30, 2002.

     Section 7.2. Obligations to Cease. If this Agreement is terminated pursuant to Section 7.1 hereof, all rights and obligations of the Parties under this Agreement shall thereafter terminate and there shall be no liability of any party hereto to any other Party except (x) for the obligations set forth in Sections 9.1 hereof and (y) if such termination was pursuant to Section 7.1(c) or 7.1(d), the terminating Party shall have all legal remedies available to it with respect to such termination. Termination of this Agreement pursuant to
Section 7.1 shall not, however, limit or impair any remedies that the terminating Party may have with respect to a breach or default by the other Party prior to the date of termination of its representations, warranties, covenants or agreements or obligations under this Agreement.

                                 ARTICLE VIII.
                                INDEMNIFICATION

     Section 8.1. Indemnification of Seller. Buyer shall, from and after the Closing, defend and promptly indemnify and hold harmless Seller and Flug, each of their Affiliates, and each of their respective stockholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives (collectively the "Seller Indemnified Parties"), from, against, for, and in respect of and pay any and all Losses, suffered or incurred by any such party and which may arise out of or result from (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any other Buyer Documents, (ii) the Assumed Liabilities or (iii) any breach or failure of observance or performance of any covenant, agreement or commitment made by the Buyer hereunder or under any document or instrument relating hereto or executed pursuant hereto, (iv) any claim, other than for Excluded

Liabilities, arising out of the operation by Buyer of the Business and any of the Transferred Assets subsequent to the Closing Date; or (v) the enforcement by any Seller Indemnified Party of any of its rights under this Section 8.1 or any other covenants contained in this Agreement or any other Buyer Document.

     Section 8.2. Indemnification of the Buyer. Seller shall, from and after the Closing, defend, indemnify, and hold harmless the Buyer, and its officers, directors, stockholders and Affiliates (collectively "Buyer Indemnified Parties") from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by Buyer Indemnified Parties by reason of (i) any and all obligations and liabilities of Seller, other than obligations arising and required to be performed under the Assumed Liabilities after the Closing; (ii) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or any other Seller Document, (iii) the enforcement by any Buyer Indemnified Party of any of its rights under this Section 8.2 or any other indemnification covenant contained in this Agreement or any other Seller Document, (iv) any claims, suits, actions, complaints, allegations or demands which have been or may be brought against either Seller or the Buyer, or any of its Affiliates and any of their respective officers, directors, employees or agents with respect to infringement of or by the Intellectual Property; (v) any failure to comply with the laws relating to bulk transfers or fraudulent conveyances applicable to the transaction contemplated by this Agreement; (vi) the Excluded Liabilities, provided, however, that no claim may be brought in connection with any demands of customers for chargebacks, credits, discounts, deductions, allowances, or to make mark-down or similar payments, unless such demands arise from claims of the customer which are both (A) specifically related to goods shipped prior to September 1, 2002 or those certain goods shipped between September 1, 2002 and September 10, 2002 as set forth in Schedule 1.1(x) and (B) specifically related to markdown allowances, credits or discounts agreed to by Seller or overbilling of $70,000 agreed upon by Seller as set forth on Schedule 8.2. Such $70,000 has been deducted by the Buyer from the Purchase Price. Seller represents that, to its Knowledge, except as set forth on Schedule 8.2, there are no other such markdown allowances, credits or discounts agreed to by Seller.

     Section 8.3. Notice to Indemnifying Party. Any party (the "Indemnified Party") seeking indemnification pursuant to this Agreement shall promptly give the party from whom such indemnification is sought (the "Indemnifying Party") written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim or indemnification obligation. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party's right to indemnification hereunder except, and only to the extent that, in the case of a claim made by a third party, the defense of that claim is materially prejudice by such failure.

     Section 8.4.  Third Party Claims.

              (a) Defense by Indemnifying Party. In connection with any indemnification claim arising out of a claim or legal proceeding (a "Third Party Claim") by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to such Third Party Claim (subject to any limitations on such liability contained in this Agreement and provides reasonable assurances that it has the resources (both financial and personnel) to maintain the assumption of such defense (the "Reasonable Assurances")). If the Indemnifying Party assumes the defense of any such Third Party Claim, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its counsel and at its own expense. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or its control relating thereto as are reasonably required by the Indemnifying Party, without cost to the Indemnifying Party. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgement arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party, and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business or otherwise adversely effect its business.

              (b) Defense by Indemnified Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim but declines to assume and control the defense thereof or fails to give notice of its intention to do so to the Indemnified Party within fifteen (15) days after its receipt of notice of such Third Party Claim from the Indemnified Party or fails to provide the Reasonable Assurances, the Indemnified Party shall have the right to assume and control the defense of such Third Party Claim; the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under its control relating thereto as are reasonably required by the Indemnified Party; and the Indemnifying Party shall be permitted to join in the defense of (but not control) such Third Party Claim and employ counsel at its expense. No such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

              (c) Dispute as to Indemnification Responsibility. If the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim, the Indemnified Party may assume and control the defense thereof and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under its control relating thereto as are reasonably required by the Indemnified Party. The Indemnifying Party shall be permitted to join in the defense of (but not control) such Third Party Claim and employ counsel at is expense. No such Third Party Claim may be settled by either party without the prior written consent of the other party, which shall not be unreasonably withheld. In the event that it is ultimately determined that the Indemnified Party is not entitled to indemnity hereunder with respect to such Third Party Claim, the Indemnifying Party shall have no liability to the Indemnified Party with respect to any Losses relating thereto. In the event that it is ultimately determined that the Indemnified Party is entitled to indemnity hereunder with respect to such Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party for all Losses sustained by the Indemnified Party relating thereto; provided, however, that in the event that a settlement offer solely for money damages is made by the Third Party Claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer together with all of the legal fees incurred by Indemnified Party to the extent it has assumed the defense of such Third Party Claim, in the event that it is ultimately determined that the Indemnified Party is entitled to indemnity hereunder with respect to such Third Party Claim, and the Indemnified Party declines to accept such offer, the liability, if any, of the Indemnifying Party hereunder shall be limited to the lessor of
         (i) the amount of the settlement offer the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such claim.

              (d) Mixed Responsibility. If a Third Party Claim presents an issue of mixed responsibility among the parties, or a circumstances as to which each of them may be required hereunder to indemnify the other in part, each of the parties shall be entitled to assume and control the defense of such portion of such Third Party Claim for which it will bear responsibility at its expense and through counsel of its choice. Each Party shall cooperate with the other in such defense and make available to the other party, at the other party's expense, all witnesses, pertinent records, materials and information in such party's possession or under such party's control relating thereto as are reasonably required by the other party.

         No such Third Party Claim may be settled by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

              (e) Unauthorized Settlement. If the Indemnified Party settles a Third Party Claim without the consent of the Indemnifying Party in contravention of any of the provision of this Section 8.4, the Indemnified Party shall not be entitled to indemnity hereunder with respect to such Third Party Claim.

     Section 8.5.  Limitations Upon Indemnification.

              (a) Invoices. Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the Losses for which indemnification is being sought.

              (b) Computation of Losses. For purposes of calculating any Losses suffered by an Indemnified Party pursuant to Sections 8.1 or 8.2, or under any other specific indemnification covenant contained in this Agreement, each Loss shall bear interest at a fluctuating rate of interest equal to the prime rate (as published in the Wall Street Journal) from the date incurred to the date the indemnification payments with respect thereto is made.

                                  ARTICLE IX.
                                 MISCELLANEOUS

     Section 9.1. Fees and Expenses. Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the other Seller Documents and Buyer Documents, as the case may be, and the consummation and performance of the transactions contemplated by herein and therein. Except as otherwise provided in this Agreement, in the event that a dispute should arise between the parties to this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and expenses (including court costs).

     Section 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five days after the date of deposit in the United States mails, as follows:

To Buyer:           c/o Bernard Chaus, Inc.
                    530 7th Avenue
                    New York, New York 10018
                    Attention:  Nicholas DiPaolo
                    Facsimile:  (212) 863-6307

With a copy to:     Swidler Berlin Shereff Friedman, LLP
                    The Chrysler Building
                    405 Lexington Avenue
                    New York, New York 10174
                    Attention: Richard A. Goldberg
                    Facsimile:  (212) 891-9598

To Seller:




With a copy to:     Silverberg Stonehill & Goldsmith, P.C.
                    111 West 40th Street, 33rd Floor
                    New York, New York 10018
                    Attention:  Michael Goldsmith
                    Facsimile:  (212) 391-4556

     Any notice given hereunder may be given on behalf of any Party by his counsel or other authorized representatives. The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

     Section 9.3. Governing Law; Forum; Process. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York as applied to contracts made and to be performed entirely in the State of New York without regard to principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the City of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceedings relating hereto except in such courts). Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 9.4. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the Seller Documents and Buyer Documents herewith are intended to embody the complete, final and exclusive agreement among the Parties with respect to the purchase of the Transferred Assets and the related transactions and are intended to supersede all previous negotiations, commitments and writings agreements and representations, written or oral, with respect thereto and may not be contracted by evidence of any such prior or contemporaneous agreement, understanding or representations, whether written of oral.

     Section 9.5. Assignability; Binding Effect. This Agreement may not be assigned by Seller or Flug without the prior written consent of Buyer. Buyer may, in its discretion, transfer and assign this Agreement to an Affiliate or to a successor of Buyer by merger or sale of assets. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective heirs, successors and permitted assigns and legal representatives.

     Section 9.6. Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each party hereto. Delivery of a telecopied version of one or more signatures on this Agreement shall be deemed adequate delivery for purposes of this Agreement. Delivery of a facsimile version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

     Section 9.7. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party hereto, or in the case of a waiver, the Party waiving compliance; provided, however that no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party hereto, such waiver or consent shall be given in writing.

     Section 9.8. Agreement to Continue in Full Force. This Agreement shall, insofar as it remains to be performed, continue in full force and effect notwithstanding Closing.

     Section 9.9. Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

     Section 9.10. Section Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     Section 9.11. Gender and Tenure. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa.

     Section 9.12. Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any Persons other than the parties to it, each Indemnified Party and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provisions give any third Persons any right of subrogations over or action against any party to this Agreement.

     Section 9.13. Construction. The language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for our against any of the parties hereto, without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

                                   ARTICLE X.
                                   DEFINITIONS

     "Affiliate" shall mean, with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) an officer, director, general partner or manager, or a member of the immediate family of an officer, director, general partner or manager, of such Person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities as trustee or executor, by contract, or otherwise.

     "Agreement" shall mean this Asset Purchase Agreement, including all exhibits and schedules, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the provisions of Section 9.7.

     "Allocation" shall have the meaning ascribed to it in Section 1.7.

     "Annual Financials" shall have the meaning ascribed to it in Section
2.10(a).

     "Applicable Law" shall mean, with respect to my Person, any domestic or foreign, Federal, state or local statute law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or any of their respective properties, Transferred Assets, officers, directors general partners, managers, employees, consultants or agents (in connection with such officer's director's general partner's, manager's employees, consultant's or agent's activities on behalf of such Person or my of its Affiliates).

     "Assignment, Bill of Sale and Assumption Agreement" shall have the meaning ascribed to it in Section 1.5(a).

     "Assumed Liabilities" shall have the meaning ascribed to it in Section 1.2(a).

     "Assumed Purchase Orders" shall have the meaning ascribed to it in Section 1.1(b).

     "Authority" shall mean any governmental, regulatory or administrative body, agency or authority, any court or tribunal of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international national, Federal state or local.

     "Benefit Plans" shall have the meaning ascribed to it in Section 2.14(a).

     "Business" shall have the meaning ascribed to it in the recitals;

     "Business Day" shall mean a day other than Saturday, Sunday or other day on which commercial banks in the County of New York, New York are authorized or required by Applicable Law to close.

     "Buyer" shall have the meaning ascribed to it the preamble.

     "Buyer Documents" shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by the Buyer in connection with this Agreement as set forth in Section 3.2.

     "Buyer Indemnified Parties" shall have the meaning ascribed to it in
Section 8.2(e).

     "Cash Portion" shall have the meaning ascribed to it in Section 1.3(d).

     "Chaus" shall have the meaning ascribed to it in the preamble.

     "Claim" shall have the meaning ascribed to it in Section 1.2(d).

     "Closing" shall mean the consummation of the transactions contemplated by this Agreement as set forth in Section 1.4.

     "Closing Date" mean the date upon which the Closing occurs as set forth in
Section 1.4.

     "Code" shall mean the Internal Revenue Code of 1986.

     "Consulting Agreement" shall have the meaning ascribed to it in Section 1.5(c).

     "Contract" of a Person shall mean all contracts, purchase orders, agreement notes, indentures bonds, options, leases, subleases, easements, mortgages, warranties, guaranties, plans, collective bargaining agreements, licenses, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto entered into or binding upon that Person or to which any property of that Person may be subject.

     "Encumbrances" shall mean any option, pledge, security interest, Lien, charge, encumbrance, restriction (whether on voting, sale, transfer or disposition or otherwise (whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

     "Environmental Laws" means any federal, state or local law relating to public health or safety, or pollution, damage to or protection of the environment including, without limitation, laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

     "Exchange Act" shall the meaning ascribed to it in Section 3.6.

     "Excluded Assets" shall have the meaning ascribed to it in Section 1.1.

     "Excluded Liabilities" shall have the meaning ascribed to it in Section 1.2(b).

     "Flug" shall have the meaning ascribed to it in the preamble.

     "GAAP" shall mean generally accepted accounting principles and practices in the United States as in effect on the date of this Agreement.

     "Goodwill" shall have the meaning ascribed to it in Section 1.1(k).

     "Governmental Entity" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guaranty" shall have the meaning ascribed to it in Section 1.6(e)

     "Hazardous Material" means (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601(14); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss.9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (vii) any asbestos, polychlorinated biphenyl ("PCB"), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

     "Indebtedness" shall have the meaning ascribed to it in Section 1.2 (f).

     "Indemnified Party" shall have the meaning ascribed to it in Section 8.3.

     "Indemnifying Party" shall have the meaning ascribed to it in Section 8.3.

     "Interim Financials" shall have the meaning ascribed to it in Section 2.10(b).

     "Knowledge" shall mean with respect to Seller the knowledge, after due inquiry, of the officers and directors of Seller.

     "Liabilities" shall mean any debt, obligation, duty or liability of any nature including undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     "Lien" shall mean any, lien, encumbrance, pledge, mortgage, security interest, lease charge, conditional sale's contract, option, restriction, reversionary interest right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

     "Losses" shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses and other payments however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit of arbitration and any appeal therefrom, all reasonable attorneys', accountants', investment bankers', and expert witness' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to ARTICLE VII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration; provided, however, that "Losses" shall not include any punitive or consequential damages. Notwithstanding the foregoing, "Losses" shall include only actual out-of-pocket expenses incurred by the Indemnified Party.

     "Material Adverse Effect" shall have the meaning ascribed to it in Section 2.9.

     "Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

     "Overhead Reimbursement" shall have the meaning ascribed to it in Section 1.3(b).

     "Party" and "Parties" shall have the meaning ascribed to it in the preamble.

     "Permitted Liens" shall have the meaning ascribed to it in Section 2.7.

     "Person" shall mean any natural person, sole proprietorship, entity, corporation, company, association joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state government (including agencies, branches, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

     "Purchase Price" shall have the meaning ascribed to it in Section 1.3(f).

     "Real Property" shall mean all real properties owned by that Person or in which that Person has any interest or estate (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all of that Person's rights arising out of the ownership or use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and right-of-way which appurtenant.

     "Reasonable Assurance" shall have the meaning ascribed to it in Section 8.4(a).

     "Related Parties" shall have the meaning ascribed to it in Section 2.18.

     "Representatives" shall have the meaning ascribed to it in Section 6.8.

     "Requirements of Law" shall mean as to any Person, provisions of the Articles or Certificate of Incorporation and By-laws or regulations or other organizational or governing documents or such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of any Governmental Entity, in each case applicable or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     "SEC Filings" shall have the meaning ascribed to it in Section 3.6.

     "Seller" shall have the meaning ascribed to it in the preamble.

     "Seller Disclosure Schedule" shall have the meaning ascribed to it in
Article II.

     "Seller Documents" shall have the meaning ascribed to it in Section 2.2.

     "Seller Indemnified Parties" shall have the meaning ascribed to it in
Section 8.1.

     "Seller's Inventory Investment" shall have the meaning ascribed to it in
Section 1.3(c).

     "Stock Option" shall have the meaning ascribed to it in Section 1.3(f).

     "Stock Option Agreement" shall have the meaning ascribed to it in Section 1.3(f) and 1.5(d).

     "Stock Portion" shall have the meaning ascribed to it in Section 1.3(e).

     "Subsidiary" of a Person shall mean each corporation, limited liability company, partnership, joint venture, trust or other entity in which that Person has, directly or indirectly, an equity interest representing fifty percent (50%) or more of the capital stock thereof or other equity interests therein.

     "Tax" shall have the meaning ascribed to it in Section 2.11.

     "Tax Return" shall have the meaning ascribed to it in Section 2.11.

     "Third Party Claim" shall have the meaning ascribed to it in Section
8.4(a).

     "Transferred Assets" shall have the meaning ascribed to it in Section 1.1.

     "Unconfirmed Orders" shall have the meaning ascribed to it in Section
1.1(b).

     Other Interpretive Provisions. References in this Agreement to "Articles," "Sections," "Exhibits" and "Schedules," shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural and in any gender depending on the reference; the words "herein", "hereof" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person shall be deemed to include such Person's permitted heirs, personal representatives successors and permitted assigns; and (ii) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, and (iii) to any law, statute or regulation shall be deemed references to such law statute or regulation as the same may be supplemented amended, consolidated, superseded or modified from time to time.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

                                    S.L. DANIELLE ACQUISITION, LLC.


                                    By BERNARD CHAUS, INC., its sole member


                                    By: /s/ Nicholas P. DiPaolo
                                       -----------------------------------------
                                    Name: Nicholas DiPaolo
                                    Title: Vice Chairman of the Board and
                                    Chief Operating Officer


                                    S.L. DANIELLE, INC.


                                    By: /s/ Robert Flug
                                       -----------------------------------------
                                    Name: Robert Flug
                                    Title: President and Chief Executive Officer